October 5, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Command Center, Inc. (the Company) and, under the date of March 24, 2010 (except for Note 8, which is dated April 2, 2010), we reported on the consolidated financial statements of the Company as of and for the fiscal years ended December 25, 2009 and December 26, 2008.  On September 28, 2010, we were dismissed.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated September 28,2010. We agree with such statements, except as follows:

•	Paragraph 3 indicates that our report was not modified as to an uncertainty. As indicated in Paragraph 4, our report was modified because of substantial doubt as to the Company's ability to continue as a going concern.

We are not in a position to agree or disagree with the Company's statement that the Board of Directors/Audit Committee had not yet taken final action to replace our firm.

Very truly yours

/s/ DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.